Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated 14 March 2016, relating to the consolidated financial statements, which appears in Anheuser-Busch InBev SA/NV’s Annual Report on Form 20-F for the year ended 31 December 2016, which is incorporated by reference into Altria Group, Inc.’s Amendment No. 1 to the Annual Report on Form 10-K for the year ended 31 December 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Brussels, 26 October 2017

PricewaterhouseCoopers Bedrijfsrevisoren BCVBA

Represented by

/s/ Koen Hens
Koen Hens
Bedrijfsrevisor